Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Precis, Inc.:

We consent to the the incorporation by reference in the registration statement No. 333-85808 on Form S-3 and in the registration statements No. 333-75788 and No. 333-75792 on Form S-8 of Precis, Inc. of our report dated March 30, 2004, with respect to the combined balance sheets of Access Administrators, Inc. and Advantage Care Network, Inc. as of December 31, 2003 and 2002, and the related combined statements of operations and changes in retained earnings, and cash flows for the years then ended, which report appears in the Form 8-K/A of Precis, Inc. dated June 18, 2004.

/s/ KPMG LLP

El Paso, Texas

September 1, 2004